Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (“Agreement”) is entered into by and between Mike Bennof (“Bennof”), an individual, and SXC Health Solutions, Inc., a Texas corporation with its principal place of business in Illinois (the “Company”):

Recitals

A.    Bennof was employed by the Company as its Executive Vice President of Health Care Information Technology.

B.    Bennof and the Company entered into an Employment Agreement effective November 6, 2008 (“Employment Agreement”).

C.    Bennof's employment with the Company terminated effective November 1, 2010 (“Separation Date”).

D.    In recognition of Bennof's years of service to the Company, subject to the terms and conditions of this Agreement, the Company shall treat Bennof's separation from the Company as a “Termination by the Company Without Cause” as that phrase is defined in the Employment Agreement.

Agreement

1.    Termination of Employment. Bennof acknowledges that his employment with the Company terminated effective on the Separation Date.

2.    Compensation owed. Bennof acknowledges receipt of all compensation (including, but not limited to, all wages and benefits except accrued but unused vacation time) due from the Company through the payroll period immediately prior to the Separation Date. Bennof has received all final compensation, including accrued but unused vacation time but excluding any payments to which he may be entitled under the SXC Health Solutions, Inc. Deferred Compensation Plan, effective January 1, 2009, on the Company's first regular payday following the Separation Date. Nothing in this Agreement shall act to impair any right Bennof has under the SXC Health Solutions, Inc. Deferred Compensation Plan, effective January 1, 2009.

3.    Separation Benefits. Subject to the provisions of this Agreement and to resolve any Claims (defined in paragraph 6 of this Agreement), the Company shall provide Bennof with the following separation benefit (“Separation Benefit”):

The Company shall provide Bennof with the benefits set forth in Section 5.2(b) of his Employment Agreement; provided, in lieu of the pro-rated incentive compensation bonus provided for in Section 5.2(b)(ii), Bennof shall be paid One Hundred Ten Percent (110%) of his target 2010 incentive compensation bonus provided pursuant to the Company's Incentive Compensation Plan, less required withholding, when the Company pays its 2010 incentive compensation bonuses to other employees eligible for an incentive compensation bonus under the Company's Incentive Compensation Plan.

Bennof acknowledges that the benefits provided for in Section 5.2(b)(i) of his Employment Agreement shall be satisfied pursuant to paragraph 2 of this Agreement.

The Separation Benefit does not constitute nor is it intended to be any form of compensation to Bennof for any services to the Company.

4.    Consideration. Bennof acknowledges that he would not be entitled to the Separation Benefit provided for in paragraph 3 above in the absence of his signing of this Agreement, that the Separation Benefit constitutes a substantial economic benefit to Bennof, and that it constitutes good and valuable consideration for the various commitments undertaken by Bennof in this Agreement.

5.    Parties Released. For purposes of this Agreement, the term “Releasees” means the Company, its past and present parents, subsidiaries, divisions, and affiliated companies (including, without limitation, SXC Health Solutions, Corp.); their respective predecessors, successors, assigns, benefit plans, and plan administrators; and their respective past and present shareholders, partners, members, managers, directors, trustees, officers, employees, agents, attorneys and insurers.

6.    General Release. Bennof, for and on behalf of himself and each of his personal and legal representatives, heirs, devisees, executors, successors and assigns, hereby acknowledges full and complete satisfaction of, and fully and forever waives, releases, acquits, and discharges the Releasees from any and all claims, causes of action, demands, liabilities, damages, obligations, and debts (collectively referred to as “Claims”), of every kind and nature, whether known or unknown, suspected or unsuspected, or fixed or contingent, which Bennof holds as of the date he signs this Agreement, or at any time previously held against the Releasees, or any of them, arising out of any matter whatsoever (with the exception of breaches of this Agreement). This General Release specifically includes, but is not limited to, any and all Claims:

a.    Arising out of or in any way related to Bennof' employment with the Company or the termination of his employment;

b.    Arising out of or in any way related to any contract or agreement between Bennof and the Company;

c.    Arising under or based on the Equal Pay Act of 1963 (EPA); Title VII of the Civil Rights Act of 1964, as amended (Title VII); Section 1981 of the Civil Rights Act of 1866 (42 U.S.C. § 1981); the Civil Rights Act of 1991 (42 U.S.C. § 1981a); the Americans with Disabilities Act of 1990, as amended (ADA); the Family and Medical Leave Act of 1993, as amended (FMLA); the Genetic Information Nondiscrimination Act (GINA); the Fair Labor Standards Act of 1938 (FLSA); the False Claims Act; the National Labor Relations Act (NLRA); the Worker Adjustment and Retraining Notification Act of 1988 (WARN); the Uniform Services Employment and Reemployment Rights Act (USERRA); the Sarbanes Oxley Act of 2002 (SOX); and the Employee Retirement Income Security Act of 1974 (ERISA) (excepting claims for vested benefits, if any, to which Bennof is legally entitled thereunder);

d.    Arising under or based on the Age Discrimination in Employment Act of 1967 (ADEA), as amended by the Older Workers Benefit Protection Act (OWBPA), and alleging a violation thereof based on any action or failure to Act by Releasees, or any of them, at any time prior to the date Employee signs this Agreement;

e.    Arising under or based on the Illinois Constitution; the Illinois Wage Payment and Collection Act; the anti-retaliation provisions of the Illinois Workers' Compensation Act, the Illinois Minimum Wage Law, the Illinois Whistleblower Act, and the Illinois Human Rights Act; and

f.    Arising out of or in any way related to any federal, state, county or local constitutional provision, law, statute, ordinance, decision, order, policy or regulation (i) prohibiting employment discrimination, providing for the payment of wages or benefits (including unvested pension benefits), providing for a paid or unpaid leave of absence; (ii) otherwise creating rights or claims for employees, including, but not limited to, any and all claims alleging breach of public policy, whistle-blowing, retaliation, the implied obligation of good faith and fair dealing; any express or implied oral or written contract, handbook, manual, policy statement or employment practice; or (iii) relating to misrepresentation, defamation, libel, slander, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, false imprisonment, assault, battery, fraud, negligence, or wrongful discharge.

7.    Intended Scope of Release. It is the intention of the parties and is fully understood and agreed by them that this Agreement includes a general release of all Claims (with the exception of breaches of this Agreement and claims for vested benefits, if any, to which Bennof is legally entitled under ERISA), which Bennof holds or previously held against the Releasees, or any of them, whether or not they are specifically referred to herein. No reference herein to any specific claim, statute or obligation is intended to limit the scope of this General Release and, notwithstanding any such reference, this Agreement shall be effective as a full and final bar to all Claims of every kind and nature, whether known or unknown, suspected or unsuspected, or fixed or contingent, released in this Agreement. Notwithstanding the foregoing, nothing in this Agreement is intended to release the Company of its obligations under section 6.9 of the Employment Agreement.

8.    Waiver of Rights. As part of the foregoing general release, Bennof is waiving all of his rights to any recovery, compensation, or other legal, equitable or injunctive relief (including, but not limited to, compensatory damages, liquidated damages, punitive damages, back pay, front pay, attorneys' fees, and reinstatement to employment), from the Releasees, or any of them, in any administrative, arbitral, judicial or other action brought by or on behalf of Bennof in connection with any Claim released in this Agreement.

9.    Covenant Not to Sue. In addition to all other obligations contained in this Agreement, Bennof agrees that he will not initiate, bring or prosecute any suit or action against any of the Releasees in any federal, state, county or municipal court, with respect to any of the Claims released in this Agreement. Notwithstanding the forgoing, nothing in this Agreement shall preclude Bennof from bringing suit to challenge the validity or enforceability of this Agreement under the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act.

10.    Remedies for Breach. If Bennof, or anyone on his behalf, initiates, brings or prosecutes any suit or action against the Company in any federal, state, county or municipal court, with respect to any of the Claims released in this Agreement (except to challenge the validity or enforceability of this Agreement under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act), or if Bennof breaches any of the terms of this Agreement, then Bennof shall be liable for the payment of all damages, costs and expenses (including attorneys' fees) incurred by the Releasees, or any of them, in connection with such suit, action or breach.

11.    No Admission of Liability. Nothing in this Agreement constitutes or shall be construed as an admission of liability on the part of the Releasees, or any of them. The Releasees expressly deny any liability of any kind to Bennof, and particularly any liability arising out of or in any way related to his employment with the Company or the termination of his employment.

12.    Covenants to Maintain Confidentiality, to Abide by Existing Agreements, to Not Access the Company's Computer Network and to provide Future Cooperation.

a.     Confidentiality Regarding the Terms of Separation.

(i)    Bennof shall keep confidential the circumstances surrounding the termination of his employment with the Company, as well as the existence of this Agreement and its terms (collectively, the “Confidential Information”), and agrees that neither he, nor his attorneys, nor any of his agents, shall directly or indirectly disclose any Confidential Information (other than to the Equal Employment Opportunity Commission, or any other federal, state or local fair employment practices agency), unless written consent is given by the Company's Chief Executive Officer, or unless required to comply with any federal, state or local law, rule or order. However, this paragraph will not prohibit Bennof from disclosing the Confidential Information to his spouse (domestic partner) or to his attorneys, accountants or other tax consultants as necessary for the purpose of securing their professional advice, or in connection with any suit or action alleging a breach of this Agreement; provided those individuals agree to the same confidentiality obligations to which Bennof is obligated under this paragraph. A breach of confidentiality by Bennof's spouse (domestic partner), attorneys, accountants or tax consultants shall be treated as a breach by Bennof.
(ii)    Bennof represents and warrants that prior to signing this Agreement he has not disclosed to anyone any Confidential Information except as permitted by paragraph 12(a)(i).
(iii)    If the Company determines, in good faith, that Bennof has disclosed any Confidential Information in violation of paragraph 12(a)(i), then the Company shall have the right to discontinue any of the unpaid Separation Benefit in addition to any other relief it may have for Bennof's breach of paragraph 12(a)(i) of this Agreement. Bennof acknowledges and agrees that any actions taken by the Company under this paragraph 12(a)(iii) shall not be deemed retaliatory under any federal, state or local statute, regulation, or judicial or administrative opinion.
b.    Post-Employment Statutory and Contractual Obligations. Bennof reaffirms and agrees to abide by all confidentiality, proprietary rights to developments, nondisclosure, non-competition, non-solicitation and other post-employment obligations to which he is subject under the common law; the Illinois Trade Secrets Act; and any contract or agreement between himself and the Company, including, without limitation, those covenants and obligations set forth in Article IV of his Employment Agreement, which also are incorporated by reference herein.

c.     No Attempt to Access the Computer Network. Bennof agrees that, he will not access or attempt to access, directly or indirectly, by any matter whatsoever, the Company's computer network, including without limitation, the Company's e-mail system, the Company's electronic document storage and retrieval system, and the Company's computer network servers and related equipment.

d.    Future Cooperation. Bennof agrees to cooperate with the Company with respect to any judicial or administrative (investigatory or adjudicatory) proceeding that arises or exists between the Company and any current or former employee, or other third party. Cooperation with the Company includes, without limitation, telephonic or in-person discussions with the Company's internal and external legal counsel during regular business hours.

13.    Warranty of Return of Company Property. Bennof warrants and acknowledges that he has turned over to the Company all equipment or other property issued to him by the Company, along with all documents, notes, computer files, and other materials which he had in his possession or subject to his control, relating to the Company and/or any of its customers. Bennof further warrants and acknowledges that he has not retained any such documents, notes, computer files or other materials (including any copies or duplicates thereof).

14.    Warranty and Covenant of Nondisparagement. Bennof (i) warrants that during the time period between when he was notified of the termination of his employment with the Company and his signing of this Agreement, he has not made any disparaging remarks about any of the Releasees which are likely to cause harm to Releasees, collectively or individually (“Disparaging Remarks”) and (ii) agrees that he shall not make any Disparaging Remarks following his signing of this Agreement. The Company warrants that its corporate officers will not make any Disparaging Remarks about Bennof.

15.    Consideration Period. Bennof is advised to consult with an attorney of his choice prior to signing this Agreement. Bennof acknowledges that he has been represented by counsel of his choosing for purposes of negotiating the terms of this Agreement. Bennof understands that previously was provided a period of twenty-one (21) days within which to consider and accept the Agreement. This twenty-one (21) day period began to run from the Separation Date, which Bennof acknowledges is the date on which he received a copy of this Agreement. Bennof further acknowledges receipt of this Agreement, with changes, on December 7 and 8, 2010. Bennof agrees that the changes to this Agreement do not restart the twenty-one (21) day period, but that he shall have until 5:00 p.m., December 9, 2010, in which to consider and accept this Agreement.

16.    Revocation Period. Bennof understands that he has the right to revoke this Agreement at any time within seven (7) days after he signs it (“Revocation Period”) and that the Agreement shall not become effective or enforceable until this Revocation Period has expired. Revocation must be in writing and delivered to Lynn McCammond at SXC Health Solutions, Inc., 2441 Warrenville Road, Suite 610, Lisle, Illinois 60532. If revocation is mailed, it must be post-marked prior to the end of the Revocation Period and sent certified or registered mail.

17.    Warranty of Understanding and Voluntary Nature of Agreement. Bennof acknowledges that he has carefully read and fully understands all of the provisions of this Agreement; that he knows and understands the rights he is waiving by signing this Agreement; and that he has entered into the Agreement knowingly and voluntarily, without coercion, duress or overreaching of any sort.

18.    Stock Options and Restricted Stock Units.

a.    Stock Options. The terms of any SXC Health Solutions Corp. Stock Option Agreements entered into by Bennof that have not been terminated as of the Separation Date (“Stock Options Agreements”) are incorporated by reference herein. For purposes of the Stock Options Agreements, the termination of Bennof's employment with SXC shall be for a reason other than cause, death or permanent disability. Nothing in this Agreement is intended to grant Bennof greater rights under the Stock Options Agreements than otherwise provided by the Stock Options Agreements.

b.    Restricted Stock Units.

(i) The terms of the SXC Health Solutions Corp. Performance-Based Restricted Stock Unit Award Agreement entered into by Bennof on June 4, 2009 (“2009 Restricted Stock Agreement”) are incorporated by reference herein. For purposes of the 2009 Restricted Stock Agreement, the termination of Bennof's employment with SXC shall be deemed a termination without cause. Nothing in this Agreement is intended to grant Bennof greater rights under the 2009 Restricted Stock Agreement than otherwise provided by the 2009 Restricted Stock Agreement.

(ii)    The terms of the SXC Health Solutions Corp. Performance-Based Restricted Stock Unit Award Agreement effective March 10, 2010, as corrected and amended on or about September 10, 2010, (“2010 Restricted Stock Agreement”) are incorporated by reference herein. For purposes of the 2010 Restricted Stock Agreement, the termination of Bennof's employment with SXC shall be deemed a termination without cause. Nothing in this Agreement is intended to grant Bennof greater rights under the 2010 Restricted Stock Agreement than otherwise provided by the 2010 Restricted Stock Agreement.

19.    Severability. The provisions of this Agreement are fully severable. Therefore, if any provision of this Agreement is for any reason determined to be invalid or unenforceable, such invalidity or unenforceability will not affect the validity or enforceability of any of the remaining provisions. Furthermore, any invalid or unenforceable provisions shall be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or, if such provision cannot under any circumstances be modified or restricted, it shall be excised from the Agreement without affecting the validity or enforceability of any of the remaining provisions. The parties agree that any such modification, restriction or excision may be accomplished by their mutual written agreement or, alternatively, by disposition of a court or other tribunal.

20.    Entire Agreement/Integration. This Agreement constitutes the sole and entire agreement between Bennof and the Company with respect to the subjects addressed in it, and supersedes all prior or contemporaneous agreements, understandings, and representations, oral and written, with respect to those subjects; provided, nothing in this agreement shall supersede any post-employment obligations Bennof owes to the Company under any contract, agreement, statute or the common law, except as expressly provided for in this Agreement; provided further, nothing in this agreement shall supersede the SXC Health Solutions, Inc. Deferred Compensation Plan, effective January 1, 2009, and sections 6.5(a) and 6.9 of the Employment Agreement.

21.    No Waiver By the Company. No waiver, modification or amendment of any of the provisions of this Agreement shall be valid and enforceable unless in writing and executed by Bennof and the Company's Chief Executive Officer.

22.    Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, Bennof and his personal and legal representatives, heirs, devisees, executors, successors and assigns, and the Company and its successors and assigns.

23.    Choice of Law. This Agreement and any amendments hereto shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to conflicts of law principles.

SXC HEALTH SOLUTIONS, INC.
By:	/s/ Mark Thier	December 13, 2010
	Mark Thier Chief Executive Officer	Date

By:	/s/ Mike Bennof	December 9, 2010
	Mike Bennof	Date